CERTIFICATE OF AMENDMENT TO ARTICLES OF INCORPORATION OF
                               ASPIN INCORPORATED

           We the undersigned Charles Fishel, President Secretary of:

                               ASPIN INCORPORATED

                                                               Filed # C954-00
                                                                   OCT 29 2001
                                                              In the Office of
                                                                /s/Dean Heller
                                                Dean Heller Secretary of State

Do hereby certify:

That the Board of Directors of said corporation at a meeting duly convened and held on the 26th Day of October, 2001, adopted a resolution to amend the original articles as follows:

         Article #V: The amount of capital stock is being increased from twenty-five thousand (25,000 shares) of stock at no par value to 50,000,000 (Fifty Million Shares of Stock) at par value of $0.001.

The said change(s) and amendment has been consented to and approved by 100% of the stockholders holding at least a majority of each class of stock outstanding and entitled to vote



/s/ Charles Fishel
----------------------
Signature of President

/s/ Charles Fishel
----------------------
Signature of Secretary

State of Nevada)
               )ss
County of Clark)

On the 26th day of October, 2001, personally known to me to be the persons whose names are subscribed to the within document and acknowledged to me that they executed the same in their authorized capacity.


                           /s/ Anne Dean
                           --------------------------------------------
                           Signature of Notary Public

seal

(stamp)
Anne Dean
Notary Public State of Nevada
(illegible)




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